Exhibit 99.1
Celebrate Express, Inc. Announces Second Quarter Revenue and Profits
KIRKLAND, WA —(BUSINESS WIRE)—January 9, 2006—Celebrate Express, Inc. (Nasdaq:BDAY), a leading online and catalog retailer of celebration products for families, today reported financial results for its second quarter of fiscal 2006 ended November 30, 2005.
Celebrate Express reported net sales of $26.1 million in the second quarter of fiscal 2006, an increase of 39% from net sales of $18.8 million during the same period last year. Net income for the second quarter of fiscal 2006 was $427,000, or $0.05 per diluted share, compared with net income of $685,000, or $0.11 per diluted share, in the second quarter of fiscal 2005. Net income for the second quarter of fiscal 2006 includes a charge of $771,000, net of taxes, for severance and related charges previously estimated and reported on our Form 8-K filed on October 21, 2005. No severance and related charges were included in the results for the same period last year. Weighted average diluted shares outstanding were 7.9 million for the second quarter of fiscal 2006, compared with 6.3 million for the second quarter of fiscal 2005.
Pro forma net income, which the Company has defined as: net income under generally accepted accounting principles excluding severance and related costs and the applicable income tax impact associated with those costs, increased 75% for the second quarter of fiscal 2006 to $1.2 million, or $0.15 per diluted share, compared with net income of $685,000, or $0.11 per diluted share, for the second quarter of fiscal 2005. Pro forma net income and its reconciliation to net income are included in the attached financial tables. (See Table 1)
During the quarter just ended, the Company attracted approximately 163,000 new customers, compared with 108,000 in the second quarter of fiscal 2005, an increase of 51%. Net sales per order increased to $79.90, compared with $79.16 in the same quarter of the previous year. Historically, net sales per order have been lower in the Company’s second fiscal quarter each year than in other quarters, due to a higher concentration of Costume Express orders, which have a lower average order value.
Mike Jewell, chief executive officer of Celebrate Express, stated, “We are excited about the 39% increase in our revenue for the quarter. This significant growth was led by an 82% increase in our Costume Express brand revenue, which substantially exceeded our expectations. Costume Express has also proven to be an excellent source of new customers, contributing to the record 163,000 new customers added to our database during the quarter. We have also seen continued solid performance in our Birthday Express brand which grew 31% during the quarter compared with the prior year.”
Revenue from the Company’s websites represented approximately 70% of net sales in the second quarter, up from 56% in the second quarter of fiscal 2005. Mr. Jewell continued, “The Company has taken a more aggressive approach with our online marketing initiatives, and we have seen solid results. We saw substantial web revenue increases within all of our brands. The increase in web revenue was driven by our expanding assortment of products and our continuing online marketing efforts. As families continue to migrate to the web for their shopping needs, we are well positioned with our compelling assortment of products.”
Gross margin in the second quarter was 49.8% of net revenue, compared with 50.4% in the second quarter of fiscal 2005. The primary factor contributing to this change was an increase in outbound shipping costs, primarily due to a large increase in October orders, which were upgraded from ground to air shipping to meet customer expectations.
For the second quarter of fiscal 2006, fulfillment costs increased to 10.9% of net sales, compared with 10.4% in the same period in the prior year. This increase is due primarily to high October order volumes, which required the use of less efficient, temporary labor. In addition, the Company has added more distribution capacity than it had one year ago, which has increased rent, utilities and depreciation as a percentage of net revenue.
Mr. Jewell said, “The Company has now reached the critical mass to support a more automated approach to our distribution procedures. While our existing distribution procedures remain intact, we are making improvements in a separate section of our distribution center to accommodate a more streamlined picking approach. We expect that the more automated approach will create labor efficiencies, as well as increase throughput. We will convert to these proven processes in a phased approach during the third quarter of fiscal 2006. Our long-term target for fulfillment expenses is 10.0% of net sales.”
Selling and marketing expenses were comparable to the prior year at 24.5% of net sales for the quarter just ended, up slightly from 24.4% in the same quarter last year. Long term, the Company continues to target sales and marketing costs between 23% and 25% of net sales. General and administrative costs decreased to 8.6% of net sales for the quarter just ended, down from 9.2% in the same quarter last year, as these costs were leveraged over a larger revenue base.
Other Highlights
•	For the six months ending November 30, 2005, the Company had free cash flow of $2.75 million. (Defined as: cash flow from operations less payments for purchases of fixed assets).

•	The Company shipped approximately 327,000 orders during the second quarter of fiscal 2006, an increase of 38% from 237,000 orders shipped in the second quarter of fiscal 2005.

•	New customers added to the database increased 51% during the quarter to 163,000, compared with 108,000 new customers added in the second quarter of fiscal 2005.

•	Cash and cash equivalents increased to $33.7 million, and the Company had no bank debt at November 30, 2005.
Financial Guidance
The following forward-looking statements reflect Celebrate Express’ expectations as of January 9, 2006. Actual results may be materially affected by many factors, such as consumer spending, economic conditions and numerous other factors. See Forward-Looking Statements below.
Management’s expectations for the full fiscal year ending May 31, 2006 are as follows:
•	Net sales are expected to be between $86 million and $88 million.

•	Net income is expected to be in a range of $0.44 to $0.48 per diluted share for fiscal 2006.

•	Pro-forma net income, defined as: Net income under generally accepted accounting principles excluding severance and related costs and the applicable income tax impact associated with those costs (with an estimated impact of $0.10 per diluted share), is expected to be in a range of $0.54 to $0.58 per diluted share for fiscal 2006.

•	Weighted average diluted shares outstanding are expected to be approximately 8.0 million.
Conference Call
Company management will be holding a conference call to discuss financial results for its second quarter of fiscal 2006 on Monday January 9, 2006 at 8:30 a.m. ET/ 5:30 a.m. PT. The conference call will be broadcast via live webcast and may be accessed at http://investor.celebrateexpress.com Listeners may also access the call by dialing 1-866-543-6408 and entering password 12855584. A replay of the call will be available for 30 days by dialing 1-888-286-8010, password 98064155.
Forward-looking Statements
This press release contains forward-looking statements, including, without limitation, all statements related to plans, future events and financial performance. Forward-looking statements are identifiable by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may” and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Our actual results and timing of events could differ materially, including demand for our products, our ability to manage our costs and fulfill orders, competition from other retailers, the strength of our brands, and other risks detailed in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended May 31, 2005. You are cautioned not to place undue reliance on these forward-looking statements, which reflect only an analysis and speak only as of the date of this press release. Celebrate Express undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.
About Celebrate Express, Inc.
Celebrate Express is a leading online and catalog retailer of celebration products serving families with young children. The Company currently operates three brands: Birthday Express markets children’s party products, Storybook Heirlooms markets girls’ special occasion apparel and accessories, and Costume Express markets children’s costumes and accessories. The Company utilizes its branded websites, BirthdayExpress.com, Storybook.com and CostumeExpress.com, complemented by its branded catalogs to offer products as complete coordinated solutions. The Company’s goal is to help busy parents celebrate the special moments in their children’s lives. For more information, please visit www.celebrateexpress.com.
CONTACT: Celebrate Express, Inc.
Darin White (Investor Relations), 425-250-1064 x186
Invest@celebrateexpress.com
or
Katie Manning (Media Relations), 425-250-1064 x136
katiem@celebrateexpress.com

CELEBRATE EXPRESS, INC.
CONDENSED BALANCE SHEETS
(in thousands)

	November 30,	May 31,
	2005	2005
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$33,698	$30,769
Accounts receivable	329	213
Inventories	8,661	8,396
Prepaid expenses	3,273	3,461
Deferred income taxes	319	293

Total current assets	46,280	43,132

Fixed assets, net	2,978	2,517
Deferred income taxes	7,456	7,231
Other assets, net	168	177

Total assets	$56,882	$53,057

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$3,135	$2,969
Accrued liabilities	3,474	2,071
Current portion of capital leases	7	17

Total current liabilities	6,616	5,057

Shareholders’ equity
Common stock and additional paid-in-capital	65,045	64,337
Unearned compensation	(296)	(727)
Accumulated deficit	(14,483)	(15,610)

Total shareholders’ equity	50,266	48,000

Total liabilities and shareholders’ equity	$56,882	$53,057

CELEBRATE EXPRESS, INC.
CONDENSED STATEMENTS OF INCOME
(unaudited)
(in thousands, except per share data)

	Three-Months Ended		Six-Months Ended
	November 30,	November 30,	November 30,	November 30,
	2005	2004	2005	2004
Net sales	$26,129	$18,770	$44,057	$33,293
Cost of sales	13,113	9,303	22,030	16,664

Gross margin	13,016	9,467	22,027	16,629
Operating expenses:
Fulfillment	2,857	1,945	5,168	3,766
Selling and marketing	6,403	4,579	10,425	7,971
General and administrative	2,247	1,719	4,066	3,150
Severance and related expenses	1,179	—	1,179	—

Total operating expenses	12,686	8,243	20,838	14,887

Income from operations	330	1,224	1,189	1,742
Other income (expense), net:
Interest income (expense), net	304	(144)	546	(255)

Income before income taxes	634	1,080	1,735	1,487
Income tax expense	(207)	(395)	(608)	(561)

Net income	427	685	1,127	926
Accretion to preferred stock redemption value	—	(36)	—	(102)

Net income available for common shareholders	$427	$649	$1,127	$824

Net income per share:
Basic	$0.06	$0.16	$0.15	$0.29

Diluted	$0.05	$0.11	$0.14	$0.17

Weighted average shares outstanding:
Basic	7,660	4,116	7,594	2,870
Diluted	7,912	6,252	7,937	5,602

CELEBRATE EXPRESS, INC.
RECONCILING TABLE
(unaudited)
(in thousands, except per share data)
Table 1

	Three-Months Ended		Six-Months Ended
	November 30,	November 30,	November 30,	November 30,
	2005	2004	2005	2004
Net income	427	685	1,127	926
Add:
Severance and related expenses	1,179	—	1,179	—
Income tax effect of severance and related expenses	(408)	—	(408)	—

Non-GAAP pro forma net income (excluding severance and related costs)	1,198	685	1,898	926

Non-GAAP pro forma net income per diluted share (excluding severance and related costs):	$0.15	$0.11	$0.24	$0.17

CELEBRATE EXPRESS, INC.
CONDENSED STATEMENTS OF CASH FLOWS
(unaudited)
(in thousands)

	Six months ended
	November 30,	November 30,
	2005	2004
Cash flows from operating activities:
Net income	$1,127	$926
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred income taxes	608	561
Depreciation and amortization	568	313
Non-cash compensation expense—stock options	93	142
Amortization of deferred financing costs	—	24
Accretion of debt discount	—	70
Changes in operating assets and liabilities:
Accounts receivable	(116)	(91)
Inventories	(265)	135
Prepaid expenses and other assets	188	(823)
Accounts payable	166	(1,110)
Accrued liabilities	1,404	871

Net cash provided by operating activities	3,773	1,018

Cash flows from investing activities:
Payments for purchases of fixed assets	(1,021)	(899)

Net cash used in investing activities	(1,021)	(899)

Cash flows from financing activities:
Principal payments on capital lease obligations	(10)	(21)
Principal payments on notes payable	—	(5,000)
Net proceeds from sale of common stock, net of issuance costs	—	34,066
Employee stock purchase plan shares issued	54	—
Proceeds from exercise of stock options	133	4

Net cash provided by financing activities	177	29,049

Net increase in cash and cash equivalents	2,929	29,168
Cash and cash equivalents:
Beginning of period	30,769	2,243

End of period	$33,698	$31,411